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EXHIBIT 8.1

MUNGER, TOLLES & OLSON LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071

City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210

Ladies and Gentlemen:

    We have acted as special counsel to City National Corporation, a Delaware corporation ("City National"), in connection with (i) the proposed merger (the "Merger") of Civic BanCorp, a California corporation ("Civic"), with and into City National, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 16, 2001, by and between City National and Civic (the "Merger Agreement") and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the Proxy Statement/Prospectus of City National and Civic (the "Proxy Statement/Prospectus"). This opinion is provided pursuant to the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

Information Relied Upon

    In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and the representations (which we have neither investigated nor verified) given to us by certificate, dated December 14, 2001, by an officer of City National and by certificate, dated December 14, 2001, by an officer of Civic (collectively, the "Certificates"). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

    In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the accuracy and completeness of (i) the statements and representations made by City National and Civic and (ii) the Proxy Statement/Prospectus, and we have assumed that such will be complete and accurate through the date hereof and will continue to remain complete and accurate as of the Effective Time. In addition, we have assumed, with your consent, that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

    Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement/Prospectus or the appendices thereto (including the Merger Agreement). All references herein to the Code are to the Internal Revenue Code of 1986, as amended (the "Code").

Opinion

    On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

    The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

    This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the heading "THE MERGER—Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP Munger, Tolles & Olson LLP

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EXHIBIT 8.1
Information Relied Upon
Opinion